Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
4/30/2018	Investors: Mike Flores, 630-623-3519
Media: Terri Hickey, 773-655-3035
McDONALD'S REPORTS FIRST QUARTER 2018 RESULTS
OAK BROOK, IL - McDonald's Corporation today announced results for the first quarter ended March 31, 2018.
"We continued to build upon the broad-based momentum of our business, marking 11 consecutive quarters of positive comparable sales and our fifth consecutive quarter of positive guest counts," said McDonald's President and Chief Executive Officer Steve Easterbrook. “More customers are recognising that we are becoming a better McDonald's, appreciating our great tasting food, fast and friendly service and compelling value as we execute our Velocity Growth Plan.”
First quarter highlights:

•	Global comparable sales increased 5.5% and global comparable guest counts increased 0.8%

•	Due to the impact of the Company's strategic refranchising initiative, consolidated revenues decreased 9% (15% in constant currencies)

•	Systemwide sales increased 7% in constant currencies

•	Consolidated operating income increased 5% (flat in constant currencies) due to growth in franchised margin dollars, offset by the impact of the Company's strategic refranchising initiative

•
Diluted earnings per share of $1.72 increased 17% (12% in constant currencies), reflecting $0.07 per share of additional income tax expense associated with adjustments to the provisional amounts recorded in December 2017 under the Tax Cuts and Jobs Act of 2017 (“Tax Act”). Excluding this impact, diluted earnings per share was $1.79, an increase of 22% (16% in constant currencies)

•	Returned $2.5 billion to shareholders through share repurchases and dividends
In the U.S., first quarter comparable sales increased 2.9% driven by growth in average check resulting from menu price increases and product mix shifts. Operating income for the quarter increased 5%, reflecting higher franchised margin dollars and higher gains on sales of restaurant businesses, partly offset by lower Company-operated margin dollars.
Comparable sales for the International Lead segment increased 7.8% for the quarter, reflecting positive results across all markets, primarily driven by the U.K. and Germany. The segment’s operating income increased 21% (9% in constant currencies), fueled by sales-driven improvements in franchised margin dollars.
In the High Growth segment, first quarter comparable sales increased 4.7%, led by strong performance in China and Italy and positive results across most of the segment, partly offset by continued challenges in South Korea.
In the Foundational markets, first quarter comparable sales rose 8.7%, reflecting positive sales performance across all geographic regions.
Steve Easterbrook concluded, "We're keeping the customer at the centre of everything we do as we continue enhancing their McDonald’s experience. Guided by our Velocity Growth Plan, we are satisfying the rising expectations customers have for the taste and quality of our food and greater convenience as they visit our restaurants or enjoy meals delivered to their homes and offices. We are confident in the strategies guiding our business for today and for long-term sustained growth into the future.”

KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

Quarters Ended March 31,	2018	2017	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$5,138.9	$5,675.9	(9)%	(15)%
Operating income	2,143.1	2,034.0	5	0
Net income	1,375.4	1,214.8	13	8
Earnings per share-diluted	$1.72	$1.47	17%	12%
Results for the quarter reflected an increase in sales-driven franchised margin dollars and the benefit from a lower effective tax rate, partly offset by lower Company-operated margin dollars driven by refranchising.
Results included approximately $52 million, or $0.07 per share, of additional income tax expense associated with adjustments to the provisional amounts recorded in December 2017 under the Tax Act. Excluding these adjustments, net income was $1,427.7 million, an increase of 18% (12% in constant currencies), and diluted earnings per share was $1.79, an increase of 22% (16% in constant currencies).
Foreign currency translation had a positive impact of $0.08 for the quarter on diluted earnings per share.
THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation and sales from hyper-inflationary markets (currently only Venezuela). Management generally identifies hyper-inflationary markets as those markets whose cumulative inflation rate over a three-year period exceeds 100%. Management believes that these exclusions more accurately reflect the underlying business trends. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Typically, pricing has a greater impact on average check than product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends.
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance, because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other strategic charges and gains, as well as adjustments to the provisional amounts recorded in December 2017 under the Tax Act, and bases incentive compensation plans on these results, because the Company believes this better represents underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter ended March 31, 2018.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 10:00 a.m. (Central Time) on April 30, 2018. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.
UPCOMING COMMUNICATIONS
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's plans to use this website as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 37,000 locations in over 100 countries. Over 90% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.

FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 in the Company’s Form 8-K filing on April 30, 2018. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Quarters Ended March 31,	2018	2017	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$2,535.6	$3,411.9	$(876.3)	(26)%
Revenues from franchised restaurants	2,603.3	2,264.0	339.3	15

TOTAL REVENUES	5,138.9	5,675.9	(537.0)	(9)

Operating costs and expenses
Company-operated restaurant expenses	2,130.9	2,816.4	(685.5)	(24)
Franchised restaurants-occupancy expenses	480.3	430.1	50.2	12
Selling, general & administrative expenses	533.1	521.3	11.8	2
Other operating (income) expense, net	(148.5)	(125.9)	(22.6)	(18)
Total operating costs and expenses	2,995.8	3,641.9	(646.1)	(18)

OPERATING INCOME	2,143.1	2,034.0	109.1	5

Interest expense	236.8	218.6	18.2	8
Nonoperating (income) expense, net	18.4	7.9	10.5	n/m

Income before provision for income taxes	1,887.9	1,807.5	80.4	4
Provision for income taxes	512.5	592.7	(80.2)	(14)

NET INCOME	$1,375.4	$1,214.8	$160.6	13%

EARNINGS PER SHARE-DILUTED	$1.72	$1.47	$0.25	17%

Weighted average shares outstanding-diluted	798.7	825.2	(26.5)	(3)%
n/m Not meaningful

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